Exhibit 99.1

C.H. Robinson Announces Continued Refreshment of its Board of Directors

Two Incumbent Directors to Retire at Upcoming 2022 Annual Meeting of Shareholders

Process Underway to Appoint Two New, Highly Qualified, Independent Directors

EDEN PRAIRIE, Minn. – January 24, 2022 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW), one of the world’s largest logistics platforms, today announced that Wayne M. Fortun and Brian P. Short have decided not to stand for re-election to the Board of Directors at the company’s 2022 Annual Meeting of Shareholders, which has not yet been scheduled.

Scott P. Anderson, Chairman of the Board of C.H. Robinson, said, “On behalf of the entire Board, I thank Wayne and Brian for their years of committed service to C. H. Robinson. They have each contributed significantly to the company’s growth, success, and excellence in providing tailored solutions to our global customer base.”

Anderson added, “As part of our ongoing Board refreshment process, we have been engaged with a leading executive search firm to identify highly-qualified director candidates. Although we expect replacements to be named over the coming months, we already have a number of strong candidates in the process. As a Board and management team, we are committed to ongoing Board refreshment, consistent with C.H. Robinson’s focus on strong and effective corporate governance. We look forward to further enhancing the skillsets represented on the Board, while further increasing the Board’s diversity and lowering its average tenure, to drive superior and sustainable value creation.”

Fortun has been a director of the company since 2001. He served in various positions at Hutchinson Technology, Inc., a global technology manufacturer from 1975 to 2016, including as Chief Operating Officer, Chief Executive Officer and Chairman of the Board. His past Board experience includes serving on the G&K Services, Inc. Board of Directors.

Short has been a director of the company since 2002. He is Chief Executive Officer of Leamington Co., a holding company with interests in transportation, community banking, agricultural production, and real estate. Leamington operates Admiral Merchants Motor Freight, Inc.; St. Paul Flight Center, Inc.; First Farmers & Merchants Banks; and Benson Parking Services, Inc. He has served on the Board of Directors of Catholic Charities, St. Joseph’s Home for Children, Saint Thomas Academy, Allina Hospitals and Clinics, and William Mitchell College of Law. He also serves on the Advisory Council to the Law School of the University of Notre Dame, and the Board of Governors of the Law School of the University of St. Thomas.

About C.H. Robinson

C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $28 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multi-modal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our more than 105,000 customers and 73,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Contacts

Chuck Ives, Director of Investor Relations

Email: chuck.ives@chrobinson.com

Duncan Burns, Vice President of Public Relations and Corporate Communications

Email: duncan.burns@chrobinson.com

Source: C.H. Robinson

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